Wealthfront Risk Parity Fund

CHANGE IN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (Unaudited)

October 31, 2023

On September 27, 2023, the Audit Committee of Two Roads Shared Trust ("Committee") appointed and formally engaged Cohen & Company, Ltd. (“Cohen”) as the Fund’s independent registered public accounting firm for the fiscal year ending October 31, 2023, in replacement of Deloitte and Touche LLP, (“Deloitte”), which served previously as the independent registered public accounting firm for the Fund.

Deloitte reports on the Fund’s financial statements for the periods prior to October 31, 2023 did not contain an adverse opinion or a disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal year of the Fund ended October 31, 2022, and the subsequent interim period through September 27, 2023, (i) there were no disagreements between the Fund and Deloitte on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Deloitte, would have caused it to make reference to the subject matter of the disagreement in its report on the financial statements for such period; and (ii) there were no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K).

During the fiscal years of the Fund ended October 31, 2021 and October 31, 2022, and the subsequent interim period through September 27, 2023, neither the Fund nor anyone on its behalf has consulted with Cohen regarding; (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Fund’s financial statements, and neither a written report was provided to the Fund nor oral advice was provided that Cohen concluded was an important factor considered by the Fund in reaching a decision as to any accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of a disagreement (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) or a reportable event (as that term is defined in Item 304(a)(1)(v) of Regulation S-K).

January 4, 2024

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 13(a)(4) of Wealthfront Risk Parity Fund's Form N-CSR dated December 29, 2023, and have the following comments:

1.	We agree with the statements made in the first three paragraphs.
2.	We have no basis on which to agree or disagree with the statements made in the fourth paragraph.

Yours truly,

/s/ Deloitte & Touch LLP